Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-114121) pertaining to the 2002 Incentive Stock Option Plan and 1992 Incentive Stock Option Plan for Key Employees of First Financial Bankshares, Inc. and its Subsidiaries of our reports dated February 18, 2008, with respect to the consolidated financial statements of First Financial Bankshares, Inc. and the effectiveness of internal control over financial reporting of First Financial Bankshares, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/Ernst & Young LLP
Dallas, Texas
February 18, 2008